Exhibit 10.8

This WARRANT INSTRUMENT (the “Instrument”) is dated _____________________.

PARTIES

(1)	CSLM III HOLDINGS, LTD, an exempted company limited by shares incorporated under the laws of the Cayman Islands with its registered office at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”); and

(2)	ALPHANEST HOLDINGS LTD, a company organized and existing under the laws of the United Arab Emirates with its registered office at Office 911 9th Floor, Addax Port Office Tower Tamouh Al Reem Island Abu Dhabi United Arab Emirates (the “Warrantholder”),

(each a “Party” and collectively the “Parties”).

BACKGROUND

(A)	FDG (as defined below) has created and issued the FDG Warrant (as defined below) to the Warrantholder on the terms set out therein.

(B)	FDG and the Warrantholder agree that the FDG Warrant will automatically terminate and expire upon the consummation of the de-SPAC Transaction (as defined below) and upon, and in consideration of, the execution and delivery by the Company of this Instrument, entitling the Warrantholder to subscribe for a number of Class A Ordinary Shares (as defined below) equal to the number of unsubscribed FDG Warrant Shares (as defined below) multiplied by the Exchange Ratio (as defined below).

(C)	In connection with the above, the Company has agreed to create and issue the Warrants (as defined below) entitling the Warrantholder to subscribe for the Warrant Shares (as defined below) on the terms set out in this Instrument.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation set out in this Clause 1 shall apply to this Instrument.

Acquisition Merger Effective Time: has the meaning given to it in the BCA as at the time it is executed.

Affiliate: means, with respect to an entity or a person, any other entity or person that such entity or person controls, is controlled by or is under common control with, or any of their respective legal successors. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect or dismiss a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such party, entity or person, whether through ownership of voting securities or otherwise;

AML: has the meaning given in Clause 6.1(b)(i).

Articles: the amended and restated memorandum and articles of association of the Company as may be amended from time to time.

Authority: any nation, any political subdivision thereof, whether state or local, any international organization, and any agency, authority, instrumentality, judicial or administrative, regulatory body, law enforcement body, securities or futures exchange, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Business Day: a day (other than a Saturday, Sunday or public holiday in Hong Kong SAR, the Cayman Islands or United Arab Emirates) on which banks are generally open for business in Hong Kong SAR, the Cayman Islands and United Arab Emirates.

Business Combination Agreement or BCA: the business combination agreement by and among the Company, FDG, SPAC and certain other parties thereto.

Class A Ordinary Shares: Class A ordinary shares of the Company, having the rights and subject to the restrictions set out in the Articles, each of which shall be entitled to one (1) vote at any general meeting of the Company or pursuant to unanimous written resolutions of shareholders of the Company.

Completion: the completion of any and each exercise of the Warrants.

Completion Date: any date on which Completion occurs.

Completion Payment: the Subscription Price.

consummation of the de-SPAC Transaction: the occurrence of the “Acquisition Merger Effective Time” as defined in the BCA as at the time it is executed.

SPAC: CSLM Digital Asset Acquisition Corp III, Ltd, a Cayman Islands exempted company limited by shares.

de-SPAC Transaction: the transactions contemplated by the Business Combination Agreement, or such other similar transaction pursuant to which the Company or any other entity owning the Company becomes listed on a recognized stock exchange.

Dispute: has the meaning given in Clause 18.1(a).

Exchange Ratio: has meaning given to it in the BCA, as applied to all holders of preference shares of FDG.

Exercise Period: the period from the calendar day falling immediately after the end of the Lock-Up Period, to the date that is ten (10) years after the date of the FDG Warrant.

Exercise Price: in respect of the Warrant Shares, the price per share equal to USD 0.001.

FDG: means FIRST DIGITAL GROUP LIMITED, a private company limited by shares incorporated in Gibraltar with company number 121963.

FDG Warrant: the warrant created and issued by FDG to the Warrantholder on October 6, 2026 entitling the Warrantholder to subscribe for the FDG Warrant Shares (as may be amended, restated, supplemented and modified from time to time).

FDG Warrant Shares: means 12,051,791 preference shares in the capital of FDG under the FDG Warrant.

Group Companies: means the Company and each and any of its subsidiaries from time to time, including, for the avoidance of doubt, after giving effect to the closing of the de-SPAC Transaction, and “Group Company” means any one of them.

Issuer: means FD121 (BVI) LIMITED, a private company limited by shares incorporated in the British Virgin Islands with BVI company number 2181483 whose registered office is situated at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

KYC: has the meaning given in Clause 6.1(b)(i).

Lock-up Period: the period commencing on the Acquisition Merger Effective Time and until the earlier of (i) the date that is one hundred and eighty (180) days after the Acquisition Merger Effective Time, or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares in the Company or other equity securities of the Company for cash, securities or other property. Notwithstanding the foregoing, after at least 120 days after the Acquisition Merger Effective Time, (a) twenty-five percent (25%) of the Warrant Shares shall be released from the foregoing restrictions upon the date when the closing trading price of the Class A Ordinary Shares equals or exceeds $12.00 for 20 consecutive trading days, and the Lock-up Period shall automatically be deemed to have ended in respect of such percentage of Warrant Shares on such date, (b) up to fifty percent (50%) of the Warrant Shares (including any Warrant Shares that have already been released prior to such date) shall be released from the foregoing restrictions upon the date when the closing trading price of the Class A Ordinary Shares equals or exceeds $14.00 for 20 consecutive trading days , and the Lock-up Period shall automatically be deemed to have ended in respect of such percentage of Warrant Shares on such date, (c) up to seventy-five percent (75%) of the Warrant Shares (including any Warrant Shares that have already been released prior to such date) shall be released from the foregoing restrictions upon the date when the closing trading price of the Class A Ordinary Shares equals or exceeds $16.00 for 20 consecutive trading days, and the Lock-up Period shall automatically be deemed to have ended in respect of such percentage of Warrant Shares on such date, and (d) all Warrant Shares (including any Warrant Shares that have already been released prior to such date) shall be released from the foregoing restrictions upon the date when the closing trading price of the Class A Ordinary Shares equals or exceeds $18.00 for 20 consecutive trading days , and the Lock-up Period shall automatically be deemed to have ended on such date, provided that:

(a) in the event that a release is granted to the Sponsor, the Company Founder or any Major Holder (as defined below) relating to the lock-up restrictions set forth in any Lock-up Agreement (as defined in the BCA as at the time it is executed), the same percentage of the Warrant Shares (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein and the Lock-up Period shall automatically be deemed to have ended in respect of such percentage of Warrant Shares. For purposes of this Agreement, a “Major Holder” shall mean each record or beneficial owner, as of immediately prior to the Acquisition Merger Effective Time, of more than five percent (5%) of the issued and outstanding share capital of the Company. For purposes of determining record or beneficial ownership of a shareholder, all securities held by investment funds affiliated with such shareholder shall be aggregated; and

(b) the effectiveness and validity of the lock-up restrictions set forth above is subject to the continuing satisfaction of the condition that each and all of the Sponsor (as defined in the BCA), the Company Founder (as defined in the BCA) and each Major Holder has entered into a legally binding lock-up agreement and/or undertaking with respect to the equity securities of the Company held by each such party which contains at least the same length of lock-up period and other restrictions substantially identical to or at least as restrictive as those under this Agreement and without any right, interest, benefit or privilege granted to any other party more favorable than the terms and conditions under this Agreement (the “Ongoing Condition”). If the Ongoing Condition is not satisfied or ceases to be satisfied (the “Non-Satisfaction”), then the Lock-Up Period shall be deemed to have automatically ended on the first date on which the Non-Satisfaction occurs.

Rules: the rules or regulations of any clearing system, the rules, operating procedures or market practice of any relevant stock exchange or market, any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement (whether concluded voluntarily or involuntarily), directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by or with, or any binding interpretation or administration of any of the foregoing by or with, any Authority, whether now or hereafter in effect.

Securities: any or all of the following, wherever issued and whether voting or non-voting: (a) shares, stock or other equity interests in the Company (including any fraction of a share); (b) warrants, rights, options or other rights to subscribe for, purchase or otherwise acquire any shares in the Company; (c) any convertible, exchangeable or exercisable securities, notes, debentures, bonds or other instruments issued by the Company or any other person that are convertible into, exchangeable for, or exercisable for any shares or other equity interests in the Company; (d) any other security, instrument or right that directly or indirectly confers a right to acquire, receive or participate in any shares or other equity interests in the Company; and (e) any other securities of the Company that are from time to time treated as “securities” or “equity securities” under applicable law or the Company’s articles of association or equivalent constitutional documents.

Subscription Price: in relation to the exercise of the Warrants, the Exercise Price multiplied by the number of Subscription Shares.

Subscription Rights: has the meaning given in Clause 2.3.

Subscription Shares: in relation to any and each exercise of the Warrants, the number of Warrant Shares being subscribed for.

USD or US$: United States Dollars, the lawful currency of the United States of America.

Warrant: a warrant to subscribe for the Warrant Shares, on the terms and subject to the conditions of this Instrument.

Warrant Shares: means such number of Class A Ordinary Shares equal to the number of unsubscribed FDG Warrant Shares under the FDG Warrant multiplied by the Exchange Ratio.

1.2	Clause and paragraph headings shall not affect the interpretation of this Instrument.

1.3	References to clauses are to the clauses of this Instrument.

1.4	A reference to this Instrument is a reference to this Instrument as varied or novated in accordance with its terms from time to time.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	A reference to writing or written includes fax and email.

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.

1.9	A reference to a statute or statutory provision is a reference to it as amended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision.

2.	CONSTITUTION, GRANT AND FORM OF WARRANTS

2.1	In consideration for the payment by the Warrantholder to the Company of US$1.00, the receipt of which is hereby acknowledged by the Company, the Company hereby constitutes, grants and issues the Warrants to the Warrantholder to subscribe for the Warrant Shares on the terms and subject to the conditions of this Instrument.

2.2	The Warrants shall be issued subject to the Articles and otherwise on the terms and subject to the conditions of this Instrument which are binding on the Company and the Warrantholder, and all persons claiming through or under them respectively.

2.3	The Warrants shall confer the right (but not the obligation) on the Warrantholder to subscribe in USD or stablecoins at the Subscription Price for the Warrant Shares on the terms and subject to the Articles and the conditions of this Instrument (the “Subscription Rights”). Nothing contained herein shall be construed as imposing any liabilities on the Warrantholder to acquire or subscribe for any securities (upon exercise of the Warrants or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

2.4	If the Company subdivides (by any subdivision, stock split, stock or share dividend, capitalization, recapitalization, reorganization, reclassification or otherwise) any Class A Ordinary Shares into a greater number of shares or consolidated (by any consolidation, reverse stock split, capitalization, recapitalization, reorganization, reclassification or otherwise) any Class A Ordinary Shares into a smaller number of shares, then, after the date of record for effecting such subdivision or consolidation, the number of Class A Ordinary Shares issuable upon exercise of this Warrant shall be proportionally increased (in the case of a subdivision) or decreased (in the case of a consolidation) so that the percentage of Warrant Shares, after the subdivision or consolidation, of the total number of Class A Ordinary Shares outstanding will be equal to the percentage of Warrant Shares, immediately prior to such subdivision or consolidation, of the total number of Class A Ordinary Shares outstanding immediately prior to such subdivision or consolidation. In addition, the Exercise Price shall be proportionally decreased (in the case of a subdivision) or increased (in the case of a consolidation) to appropriately reflect such subdivision or consolidation.

3.	REGISTER AND CERTIFICATES

3.1	The Company shall not be obliged to issue any certificate representing the Warrants but shall, in accordance with the laws of the Cayman Islands and the Articles (if applicable), maintain a register of warrants and warrant holders.

3.2	The Company shall cause the Warrant Shares to be included in any stock exchange listing and registration rights agreement in connection with the de-SPAC Transaction, provided that the Warrantholder shall enter into the Registration Rights Agreement (as defined in the BCA) in connection with the consummation of the de-SPAC Transaction.

4.	EXERCISE AND LAPSE OF SUBSCRIPTION RIGHTS

4.1	Subject to Clause 4.3 below, the Warrantholder may exercise its Subscription Rights in accordance with this Instrument at any time during the Exercise Period. For the avoidance of doubt, if any Warrant Shares are released from the lock-up restrictions set forth in the definition of “Lock-up Period”, the Lock-up Period shall automatically be deemed to have ended on such date in respect of such Warrant Shares, and the Warrantholder may exercise its Subscription Rights to subscribe for any or all of such Warrant Shares during the Exercise Period in accordance with the Instrument.

4.2	The Warrantholder may exercise its Subscription Rights in whole or in part on a single occasion or on multiple occasions by written notice to the Company given in accordance with Clause 15. Such notice shall state that number of Subscription Shares the Warrantholder intends to subscribe for, provided that such number, when added to the aggregate number of Subscription Shares already subscribed for in all previous exercises of the Warrantholder’s Subscription Rights, shall not exceed the total number of Warrant Shares. If the Warrantholder does not exercise its Subscription Rights in their entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time after the date of any such partial exercise in accordance with the terms hereof, and in any event not exceeding three Business Days after the date thereof, a new warrant instrument in substantially identical form for the subscription of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Instrument and the number of Warrant Shares as to which the Warrantholder exercises its Subscription Rights.

4.3	Any Subscription Rights not exercised before the expiry of the Exercise Period shall automatically lapse and cease to be exercisable.

4.4	The Warrantholder (and not the Company) has the right in its sole discretion to terminate this Instrument immediately upon written notice to the Company before it exercises its Subscription Rights (in whole or in part).

4.5	The Company shall not effect any exercise of this Warrant, and the Warrantholder shall not have the right to exercise its Subscription Right under this Warrant, to the extent that after giving effect to such issuance after exercise, the Warrantholder (together with the Warrantholder’s Affiliates, and any other persons acting as a group together with the Warrantholder or any of the Warrantholder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Class A Ordinary Shares beneficially owned by the Warrantholder and its Affiliates and Attribution Parties shall include the number of Class A Ordinary Shares issuable upon exercise of the Subscription Rights with respect to which such determination is being made, but shall exclude the number of Class A Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised Subscription Rights pursuant to the Warrants beneficially owned by the Warrantholder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock, or other warrants), subject to a limitation on conversion or exercise analogous to the limitation contained herein, beneficially owned by the Warrantholder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Clause 4.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Clause 4.5 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrantholder, and the submission of notice pursuant to Clause 4.2 shall be deemed to be the Warrantholder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Clause 4.5, in determining the number of outstanding Class A Ordinary Shares, a Warrantholder may rely on the number of outstanding Class A Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “SEC”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Class A Ordinary Shares outstanding. Upon the written or oral request of a Warrantholder, the Company shall within one Business Day confirm orally and in writing to the Warrantholder the number of Class A Ordinary Shares then outstanding. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrantholder or its Affiliates or Attribution Parties since the date as of which such number of Class A Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the issuance of Class A Ordinary Shares issuable upon exercise of this Warrant. The Warrantholder, upon notice to the Company, may increase, decrease or waive the Beneficial Ownership Limitation provisions of this Clause 4.5. Any amendment to the Beneficial Ownership Limitation will not be effective until the sixty first (61st) calendar day after such notice is delivered to the Company. The provisions of this paragraph (or any portion hereof) shall be construed and implemented in a manner necessary or desirable to properly give effect to the intended the Beneficial Ownership Limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

5.	COMPLETION

5.1	Completion shall take place within fifteen Business Days after each date on which the Warrantholder exercises its Subscription Rights in accordance with Clause 4.2, at such time and place as the Parties may agree. The Warrantholder shall use its reasonable efforts to cooperate with the Company to comply with all AML and KYC requirements of the Company, its registered agent, registered office, registrar and transfer agent or any regulator or stock exchange prior to and after the Completion Date, including but not limited to providing without undue delay such due diligence information and documents in respect of the Warrantholder that the Company, its registered agent, registered office, registrar and transfer agent or any regulator or stock exchange may reasonably request.

5.2	At Completion, the Warrantholder shall remit the Completion Payment to the Company by way of USD or stablecoins (at the sole discretion of the Warrantholder) and shall give instructions to remit the Completion Payment to the Company’s bank account or shall remit the Completion Payment to the Company’s crypto wallet, as the case may be; provided that if the Warrantholder has opted for payment by way of stablecoins, any such stablecoin must be either (i) issued by the Issuer; (ii) be one of USDT, USDC, FDUSD, U, or otherwise on the list of acceptable stablecoins as identified by the Company from time to time; or (iii) otherwise agreed to between the Company and the Warrantholder. Payment of the Completion Payment shall be made to (as applicable) such wallet address or bank account designated by the Company and notified to the Warrantholder in writing not later than five Business Days after the giving of the written notice referred to in Clause 4.2. The Warrantholder will provide the Company with proof of such remittance. For the avoidance of doubt, the Company may not actually receive the Completion Payment on its bank account and crypto wallet (as the case may be) on the Completion Date.

5.3	Against proof delivered to the Company of the Completion Payment having been remitted, the Company shall, on the same Business Day that such proof is delivered to it (or where such proof is delivered to the Company after 4pm Hong Kong SAR time on a Business Day or on a day that is not a Business Day, on the next Business Day after such delivery) cause a meeting of the directors of the Company to be duly convened and held or written resolutions of the directors of the Company to be passed in accordance with the Articles pursuant to which the following resolutions shall be passed to (save to the extent such resolutions have already been passed):

(a)	allot and issue to the Warrantholder (or to such other person as the Warrantholder may direct) the Warrant Shares;

(b)	enter the Warrantholder (or such other person as the Warrantholder may direct, as applicable) in the Company’s register of members as the holder of the number of Warrant Shares issued to it;

(c)	if requested by the Warrantholder or otherwise required pursuant to applicable law, deliver to the Warrantholder (or such other person as the Warrantholder may direct, as applicable) a copy of a duly executed share certificate for the number of Warrant Shares issued to it; and

(d)	make all necessary filings with the Registrar of Companies in the Cayman Islands,

and shall ensure that the actions in (a) to (d) are completed on said same Business Day.

5.4	The Warrant Shares issued under Clause 5.3(a) shall:

(a)	be duly and validly issued, fully paid and non-assessable;

(b)	rank pari passu and form one class with the other fully paid shares of the same classes then in issue, subject to the Articles; and

(c)	entitle the registered holder to receive any dividend or other distribution announced or declared in accordance with the Articles on or after the relevant Completion Date.

5.5	No fractions of a Warrant Share shall be allotted or issued on the exercise of any Subscription Rights and no refund will be made to the Warrantholder exercising such Subscription Rights. If the exercise of any Subscription Rights would require a fraction of a Warrant Share to be allotted, the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share.

6.	TRANSFER OF WARRANTS

6.1	To the extent permitted by applicable Rules, the Warrants shall be freely transferable by the Warrantholder by means of an instrument of transfer in any usual form:

(a)	to any Affiliate of the Warrantholder, without requiring the prior consent of the Company; and

(b)	to any other person, with the prior written consent of the Company, provided that:

(i)	the Warrantholder shall provide written notice to the Company prior to any such transfer, including the name of the proposed transferee and such other information as the Company may reasonably request including any information for the purposes of completing anti-money laundering (“AML”) and “know your customer” (“KYC”) checks by the Company as required by applicable Rules; and

(ii)	such consent shall not be withheld unless the Company is able to reasonably demonstrate that such transfer would have an adverse impact on the status of any licence held by the Company or its Affiliates which is necessary for the operation of its business, the general regulatory status of the Company, its Affiliates and the stablecoins issued by the Issuer, and/or the relationships between the Company, its Affiliates and any person providing banking services to the Company or its Affiliates; and

provided, however, any transfer under Clause 6.1(a) or 6.1(b) shall be subject to the satisfactory completion of AML and KYC checks by the Company as required by applicable Rules, and the Warrantholder shall not exercise, convert, transfer, assign or otherwise realise upon the Warrants until the Exercise Period has commenced.

6.2	An instrument of transfer shall be made under hand and executed by or on behalf of the transferor but need not be signed by the transferee.

7.	COMPANY REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Company represents and warrants to the Warrantholder that, as at the date hereof (after giving effect to the closing of the de-SPAC Transaction) and each Completion Date (except that (i) a warranty which is expressly specified to be given on a particular date is made only on such date and (ii) the warranties in 7.1(p) to 7.1(t) are made on the date hereof and as at consummation of the de-SPAC Transaction), in each case except for any matter that has been publicly disclosed in any report, document or filing filed with or furnished to the SEC by the Company or the SPAC prior to the date on which each representation and warranty is being given:

Share Capital

(a)	This Instrument has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(b)	Each Group Company is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organisation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(c)	The Warrant Shares, when issued, sold and allotted in accordance with the terms of this Instrument and the Articles for the consideration expressed herein, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free of encumbrances and restrictions on transfer other than those expressly provided herein or as imposed thereon pursuant to applicable law or the Articles, and (iii) will have the rights, powers and preferences (if any) of the Class A Ordinary Shares as provided in the Articles.

(d)	There is no encumbrance, and there is no agreement, arrangement or obligation to create or give any encumbrance, in relation to any of the Warrant Shares or new shares or equity interests in the capital of any Group Company.

(e)	The shares in each Group Company have been validly authorised, allotted and issued and fully paid-up.

Capacity, Authority, and Insolvency

(f)	The Company has the full power and authority to execute this Instrument and to exercise its right and perform its obligations hereunder.

(g)	The execution of this Instrument and the subscription for and issuance of the Subscription Shares are not in breach of any applicable Rules.

(h)	This Instrument has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(i)	The execution, delivery and performance of this Instrument shall not result in a breach of any of the terms or provisions of, or constitute a default under, any applicable Rules or to be in conflict with any agreement or arrangement to which the Company is a party.

(j)	No Group Company is insolvent or unable to pay its debts as they fall due.

No TID U.S. Business Activities

(k)	As at the date hereof, neither the Company, nor any entity that the Company “controls,” as defined in 31 C.F.R. § 800.208, or in which the Company holds an equity interest and any rights described in 31 C.F.R. § 800.211, (i) produces, designs, tests, manufactures, fabricates or develops any “critical technologies” as that term is defined in 31 C.F.R. §800.215; (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”, as that term is defined in 31 C.F.R. § 800.212; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, as defined in 31 C.F.R. § 800.241.

Compliance with law

(l)	As at the date hereof, save as disclosed under the FDG Warrant, each Group Company has conducted its business in all material respects in accordance with all applicable laws and all required permits, licences and approvals have been obtained and all conditions applicable thereto complied with and so far as the Company is aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, licences or approvals, nor is there any agreement which materially restricts the fields within which such Group Company may carry on its business.

(m)	As at the date hereof, save as disclosed under the FDG Warrant, the operations of each Group Company are, and have at all times been, conducted in all material aspects in compliance with all AML laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “AML Laws”) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to AML Laws is pending and, so far as the Company is aware, no such actions, suits or proceedings are threatened or contemplated.

(n)	As at the date hereof and as far as the Company is aware, no Group Company, no director, officer, employee, agent or distributor of a Group Company, and no other person associated with or acting on behalf of a Group Company has (i) violated or is in violation of any anti-corruption or anti-bribery laws in any material aspects, or (ii) made, offered to make, promised to make or authorised the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation (any such payment, a “Prohibited Payment”). Each Group Company has put in place adequate procedures to prevent any Prohibited Payment.

(o)	As at the date hereof, save as disclosed under the FDG Warrant and as far as the Company is aware, no Group Company, or director, officer, agent, employee, significant shareholder or Affiliate of a Group Company has been subject to any investigation by any governmental agency with regard to any Prohibited Payment.

Schedule I

(p)	Schedule I sets out a true, complete, accurate and not misleading list of, as at the consummation of the de-SPAC Transaction, the Company’s allotted and issued share capital on a fully diluted and as-converted basis, provided that the assumptions set forth in the “Assumptions” section in Schedule I are accurate.

(q)	The Company has not and will not, between the date of the BCA and the consummation of the de-SPAC Transaction (both dates included), issue any new Securities which are not contemplated or included in Schedule I, save for any Securities issued pursuant to the Transaction Financing (as defined in the BCA as at the time it is executed).

Lock-up

(r)	All directors, officers and shareholders of more than 5% or more of the voting equity securities of the Company as at the consummation of the de-SPAC Transaction will enter into the Lock-up Agreement (as defined in the BCA as at the time it is executed) on or before the consummation of the de-SPAC Transaction.

Earn-out

(s)	As at the consummation of the de-SPAC Transaction (both dates included), (i) the Sponsor Share Restructuring Agreement (as defined in the BCA) shall have been executed in accordance with Section 8.11 of the BCA, (ii) the earn-out conditions and schedule in the Sponsor Share Restructuring Agreement (as defined in the BCA) shall correspond in all material respects to Section 8.11 and Schedule 1 of the BCA (as at the time it is executed) and shall not have been amended, and (iii) the maximum number of shares issuable under the Sponsor Share Restructuring Agreement (as defined in the BCA) shall not have been amended.

(t)	Between the date of the BCA and the consummation of the de-SPAC Transaction (both dates included), there has not been any amendment to any agreement the Company is party to which has the effect of amending the maximum number of shares or warrants issuable or warrant exercise price under such agreement or any equity-related earn-out schedule or condition or other share vesting schedule or condition, or causing the Company to issue any securities earlier than originally agreed, nor has the Company agreed to any such amendment.

7.2	The Company undertakes to cooperate fully with the Warrantholder in connection with the exercise of Subscription Rights, including without limitation by providing promptly such due diligence information in respect of the Company that the Warrantholder may reasonably request and by assisting with any engagement that may be required with shareholders of the Company.

7.3	The Company undertakes to at all times reserve and keep available, out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Warrant Shares then issuable upon exercise of this Warrant at any time. The Company shall take all such commercially reasonable action as may be necessary to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Shares are then listed or traded. The Company will upon the request of the Warrantholder acknowledge in writing its continuing obligation to afford to the Warrantholder all rights to which the Warrantholder is entitled after such exercise in accordance with the terms of this Warrant.

7.4	The Company undertakes to at all times not make without the Warrantholder’s prior written consent (a) any amendment to any agreement the Company is party to as at the consummation of the de-SPAC Transaction which has the effect of amending the maximum number of shares or warrants issuable or warrant exercise price under such agreement or any equity-related earn-out schedule or condition or other share vesting schedule or condition, or causing the Company to issue any securities earlier than originally agreed, nor agree to any such amendment or (b) any amendment to a Lock-up Agreement (as defined in the BCA as at the time it is executed) with any director, officer or shareholder of more than 5% or more of the voting equity securities of PubCo as at the consummation of the de-SPAC Transaction, nor agree to any such amendment.

7.5	In the event that the Warrantholder is released from any of its the lock-up restrictions set forth in the definition of “Lock-up Period” or, by virtue of this Agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise dispose of any of the Warrant Shares prior to the termination of the Lock-Up Period, the Company shall use its commercially reasonably efforts to provide notification of such to the Warrantholder within three Business Days thereof. Save as waived by the Warrantholder, if the Sponsor (as defined in the BCA), the Company Founder (as defined in the BCA) or any Major Holder (other than the Warrantholder) is entitled to any rights, preferences or privileges with respect to the matters set out herein that are more favorable than those granted to the Warrantholder, the Company shall immediately notify the Warrantholder in writing, and the Warrantholder shall be automatically entitled to such more favorable rights, preferences or privileges.

8.	VARIATION

8.1	No variation or abrogation of the terms of this Instrument or of all or any of the rights for the time being attached to the Warrants shall be effective (whether or not the Company is being wound up) without each other Party’s written consent.

9.	ENTIRE AGREEMENT

9.1	This Instrument constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to the subject matter hereof.

9.2	Each Party:

(a)	acknowledges that, in agreeing to enter into this Instrument, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of each other Party before entering into this Instrument; and

(b)	waives all rights and remedies which, but for this Clause 9.2 might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

10.	FURTHER ASSURANCE

10.1	At its own expense, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other Party may reasonably require for the purpose of giving full effect to this Instrument.

11.	ASSIGNMENT

11.1	The Company may not assign any of its rights or obligations under this Instrument without the prior written consent of the Warrantholder, such consent shall not be unreasonably withheld or delayed if the proposed assignment is to an Affiliate of the Company. Any unauthorised assignment or transfer will be void and of no force or effect.

12.	SEVERANCE

12.1	If any provision of this Instrument or part-provision of this Instrument is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Instrument. If one Party gives notice to the other of the possibility that any provision or part-provision of this Instrument is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

13.	THIRD PARTY RIGHTS

13.1	Nothing expressed or implied in this Instrument is intended or shall be construed to confer upon or give any person, other than the Parties hereto, any right or remedies under or by reason of this Instrument.

14.	CONFIDENTIALITY

14.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the existence and subject matter of this Instrument and all other agreements entered into pursuant to this Instrument, the substance of any negotiations between the Parties relating to this Instrument (and any such other agreements) and any other information received or obtained as a result of entering into this Instrument (and any such other agreements), unless and to the extent that:

(a)	the disclosure or use is required by law, any governmental or regulatory body or any recognised securities exchange on which the shares of any Party or its Affiliates are listed;

(b)	the disclosure or description of the contents of this Instrument is required by any stock exchange or regulator or counterparty in the de-SPAC Transaction, or is included in the Business Combination Agreement, offering circular, prospectus, registration statements and such other required materials, documents or announcement which may be issued by any Party or its Affiliates, in connection with the de-SPAC Transaction;

(c)	the disclosure is to each Party’s Affiliates, employees, legal counsel, auditor, insurer, accountant, consultant, officer, director, or advisor of the foregoing so long as it is on a need-to-know basis and such persons are under nondisclosure obligations which are at least as onerous as those contained in this Instrument;

(d)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Instrument or any other agreement entered into under or pursuant to this Instrument;

(e)	the information is or becomes publicly available (other than by breach of this Instrument);

(f)	the Party whose information is to be disclosed or used has, or all such Parties have, given prior written approval to the disclosure or use; or

(g)	the information is independently developed by the recipient without reference to the confidential information or is lawfully in its possession prior to the disclosure to it of the information,

provided that, prior to disclosure of any information pursuant to Clause 14.1(a), the Party required to so disclose shall, where and to the extent not prohibited by such law or regulation, (x) consult with the other Party, (y) take into account the other Party’s reasonable requirements as to its timing, content and manner of making and (z) reasonably cooperate with such other Party’s seeking a protective order, confidential treatment or other appropriate remedy. If a Party is unable to consult with the other Party before the announcement, communication or circular or disclosure is made, it shall to the extent not prohibited by such law or regulation promptly inform the other Party of the circumstances, timing, content and manner of making of the announcement or disclosure promptly after such announcement or disclosure is made so that such other Party may seek a protective order, confidential treatment or other appropriate remedy. In the event of any disclosure pursuant to the foregoing, a disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

14.2	The obligations contained in this Clause 14 shall endure, even after the termination of this Instrument, without limit in point of time except and until any confidential information enters the public domain as set out above.

15.	NOTICES

15.1	Any notice required or permitted by this Instrument will be deemed sufficient when sent by email to the relevant address listed on the signature page, or as subsequently modified by written notice received by the Company or the Warrantholder, as applicable.

16.	COUNTERPARTS

16.1	This Instrument may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail. Each party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Party.

17.	GOVERNING LAW

17.1	This Instrument, and all claims or causes of action based upon, arising out of, or related to this Instrument or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

18.	DISPUTE RESOLUTION

18.1	Arbitration

(a)	Any dispute, claim, difference or controversy arising out of or relating to or having any connection with this Instrument, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (“Dispute”), shall be referred to and finally resolved by arbitration under the International Chamber of Commerce (“ICC”) Rules of Arbitration in force at the time of filing the Claim, which rules are deemed to be incorporated by reference into this clause.

(b)	The number of arbitrators shall be three. Each Party shall nominate one arbitrator, and shall by agreement jointly nominate the third, presiding arbitrator. If a Party fails to nominate an arbitrator, or if the Parties fail to agree on the appointment of the third arbitrator, within thirty days of receipt of the first request to do so from the other Party, the appointment shall be made, upon request of a Party, by the ICC.

(c)	The seat, or legal place, of arbitration shall be New York, New York.

(d)	The language to be used in the arbitral proceedings shall be English.

SCHEDULE I

Pro-forma cap table of the Company

IN WITNESS WHEREOF, the Parties hereto have executed this Instrument as of the date first written above.

THE COMPANY

For and on behalf of
CSLM III HOLDINGS, LTD

By:
Name:
Title:
Email:

THE WARRANTHOLDER

For and on behalf of
ALPHANEST HOLDINGS LTD

By:
Name:
Title:
Email: